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                                                                      EXHIBIT 5

                                February 12, 1999


Northern Border Partners, L.P.
1400 Smith Street
Houston, Texas  77002

Ladies and Gentlemen:

          We have acted as counsel to Northern Border Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offer by the Partnership of units representing common limited partner interests in the Partnership (the "Common Units") pursuant to the Registration Statement on Form S-3 (the "Registration Statement") filed on February 12, 1999 with the Securities and Exchange Commission under the Securities Act of 1933. We have examined the Registration Statement, the Amended and Restated Agreement of Limited Partnership of the Partnership, a form of which has been filed as an exhibit to the Registration Statement (the "Partnership Agreement"), the Certificate of Limited Partnership of Northern Border Partners, L.P. (the "Certificate") filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the general partners of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

          Based upon the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that:

          l. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act; and

          2. All of the Common Units offered by means of the Registration Statement have been duly authorized by the Partnership Agreement and legally issued and are fully paid and non-assessable, except as such non-assessability may be affected by 17-607 of the Delaware Revised Uniform Limited Partnership Act.

          The opinions expressed herein are qualified in the following respects:

          (A) We have assumed, without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

          (B) We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

          (C) This opinion is limited in all respects to federal laws and the Delaware Revised Uniform Limited Partnership Act.

          We are rendering this opinion as of the time the Registration Statement becomes effective. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933.

                                             Very truly yours,


                                             /s/ VINSON & ELKINS L.L.P.


                                             Vinson & Elkins L.L.P.